WHITEHALL FUNDS TRUST

Results (Unaudited) of Special Shareholder Meeting
Held on January 28, 2000

On January 28, 2000, a special meeting of shareholders
 of Whitehall Funds Trust (the "Trust") was held in order to vote on the following proposals:

(1) changes to the Investment Advisory Agreement between IBJ Whitehall Bank & Trust Company to increase the advisory fees;
(2)  implementation of the proposed Rule 12b-1
Distribution Plan for the Funds.

The voting results for each proposal are shown below:

With respect to Proposal No. 1, relating to the proposed approval of a change in the investment advisory agreement, increasing the advisory fees for the Funds, the following percentages of votes were recorded:

IBJ Blended Total Return Fund

% of Outstanding Shares

% of Shares Present
For
68.307%

For
85.293%
Against
7.899%

Against
9.864%
Abstain
3.879%

Abstain
4.843%

IBJ Core Equity Fund

% of Outstanding Shares

% of Shares Present
For
59.655%

For
79.876%
Against
4.996%

Against
6.691%
Abstain
10.033%

Abstain
13.433%

IBJ Core Fixed Income Fund

% of Outstanding Shares

% of Shares Present
For
86.920%

For
95.652%
Against
0.575%

Against
0.632%
Abstain
3.376%

Abstain
3.716%

With respect to Proposal No. 2, relating to the proposed implementation of a Rule 12b-1 Distribution
Plan for each Fund, the following percentage votes were recorded:

IBJ Blended Total Return Fund

% of Outstanding Shares

% of Shares Present
For
68.871%

For
85.997%
Against
7.371%

Against
9.204%
Abstain
3.843%

Abstain
4.799%

IBJ Core Equity Fund

% of Outstanding Shares

% of Shares Present
For
60.782%

For
81.386%
Against
3.914%

Against
5.240%
Abstain
9.988%

Abstain
13.374%

IBJ Core Fixed Income Fund

% of Outstanding Shares

% of Shares Present
For
86.811%

For
95.532%
Against
0.677%

Against
0.744%
Abstain
3.383%

Abstain
3.724%

G:\FS\SHARED\FUNDADMN\FUNDREPT\FINCIALS\IBJ\0500\
fds\exhibit.doc